ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-130684
October 31, 2006

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

         The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

         This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

                             ----------------------

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                          $1,382,912,000 (APPROXIMATE)
                    MORGAN STANLEY CAPITAL I TRUST 2006-HQ10
                                as Issuing Entity
                          MORGAN STANLEY CAPITAL I INC.
                                  as Depositor
                      MORGAN STANLEY MORTGAGE CAPITAL INC.
                       as Sponsor and Mortgage Loan Seller

         COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-HQ10

         This free writing prospectus relates to Morgan Stanley Capital I Inc.'s offering of selected classes of its Series 2006-HQ10 Commercial Mortgage
Pass-Through Certificates and clarifies, updates or adds the following information as it relates to the related free writing prospectus, dated October
19, 2006:

o  The mortgage loan information has been updated to reflect the fact that fifty-three (53) of the mortgage loans, representing 38.9% of the Initial
   Pool Balance (which include fifty (50) mortgage loans in Loan Group 1, representing 39.4% of the Initial Loan Group 1 Balance, and three (3)
   mortgage loans in Loan Group 2, representing 32.0% of the Initial Loan Group
   2 Balance), were originated in connection with the borrower's acquisition of the mortgaged property that secures such mortgage loan, and seventy-one (71)
   of the mortgage loans, representing 61.1% of the Initial Pool Balance (which include sixty-one (61) mortgage loans in Loan Group 1, representing 60.6% of the Initial Loan Group 1 Balance, and ten (10) mortgage loans in Loan Group
   2, representing 68.0% of the Initial Loan Group 2 Balance), were originated in connection with the borrower's refinancing of a previous mortgage loan.

o  To confirm that with respect to Mortgage Loan No. 1, the Waterside Shops, the aggregate underwritten DSCR of the mortgage loan and the related B Note is
   1.60x.

o  To confirm that with respect to Mortgage Loan No. 100, Wingate Inn - Auburn
   Hills, the borrower has an unsecured franchise note with an initial balance of $250,000.

o  With respect to Mortgage Loan No. 68, the Parkway Shops-Riverpark Centre, the
   "Yield Maintenance Formula" disclosed in Appendix II has been updated to reflect that fact that the "Yield Maintenance Premium" shall mean an amount equal to the greater of (a) 1% of the original principal balance of this Note and (b) the present value as of the Prepayment Date of the Calculated
   Payments (hereinafter defined) from the Prepayment Date through the Maturity
   Date determined by discounting such payments at the Discount Rate
   (hereinafter defined). As used in this definition, the term "Calculated
   Payments" shall mean the monthly payments of interest only which would be due based on the principal amount of this Note being prepaid on the Prepayment

   Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Applicable Interest Rate and
   (z) the Yield Maintenance Treasury Rate. As used in this definition, the term
   "Discount Rate" shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate (hereinafter defined), when compounded semi-annually. As used in this definition, the term "Yield
   Maintenance Treasury Rate" shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve
   Statistical Release H.15-Selected Interest Rates under the heading U.S.
   Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity
   Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.